Exhibit 99.1

(BW) (INTERVEST-BANCSHARES) (IBCA)

INTERVEST BANCSHARES CORPORATION

Reports 2008 Third Quarter Earnings of $2.6 Million

Business Editors - New York – (Business Wire – October 14, 2008)

Intervest Bancshares Corporation (NASDAQ-GS: IBCA) (the “Company”) today reported net earnings for the third quarter of 2008 (“Q3-08”) of $2.6 million, or $0.32 per diluted share, compared to $4.8 million, or $0.58 per diluted share, for the third quarter of 2007 (“Q3-07”). For the first nine months of 2008 (“9mths-08”), net earnings were $6.8 million, or $0.82 per diluted share, compared to $15.6 million, or $1.83 per diluted share, for the first nine months of 2007 (“9mths-07”). The Company reported that its nonperforming assets decreased from June 30, 2008 by $18.5 million to $107.9 million and its book value per common share increased to $22.52 at September 30, 2008. The Company’s capital ratios, at both the holding company level and at Intervest National Bank, continue to be in excess of “well-capitalized” levels as defined by the regulatory agencies.

Net earnings for Q3-08 as compared to Q3-07 decreased by $2.2 million due to a $2.1 million increase in noninterest expenses, a $1.9 million increase in the provision for loan losses and a $1.3 million decrease in noninterest income. These items were partially offset by a $1.5 million increase in net interest and dividend income and a $1.6 million decrease in the provision for income tax expense.

Net interest and dividend income increased to $11.1 million in Q3-08 from $9.6 million in Q3-07, reflecting the receipt of approximately $1.4 million of past due interest from the payoff of $22.2 million of nonaccrual loans. The Company’s net interest margin (excluding prepayment income) increased to 2.04% in Q3-08, from 1.88% in Q3-07. The margin benefited from a lower level of interest income not recorded on nonaccrual loans ($1.4 million in Q3-08, compared to a $2.0 million in Q3-07) and decreases in deposit and borrowing costs, partially offset by repayments of higher yielding loans, lower competitive pricing for new loans and lower yields earned on investment securities and short-term investments. The Company’s cost of funds decreased to 4.57% in Q3-08 from 5.00% in Q3-07 reflecting lower deposit costs as well as early repayment of higher cost borrowings. Intervest National Bank nonetheless continues to experience strong competition in attracting deposits, which has not allowed its deposit rates to decrease fully in step with the Federal Reserve’s rate reductions. The provision for loan losses increased to $3.4 million in Q3-08, from $1.5 million in Q3-07 due to credit downgrades on nonaccrual loans and lower estimated real estate values on certain collateral properties. Noninterest expenses increased to $5.3 million in Q3-08, from $3.2 million in Q3-07 due to an increase in expenses associated with nonaccrual loans and foreclosed real estate. Excluding expenses associated with nonperforming assets, the Company’s operating expenses remained relatively unchanged. Noninterest income decreased to $2.3 million in Q3-08, from $3.6 million in Q3-07 due to a decrease in income from loan prepayments. The Company’s effective income tax rate was 44% in Q3-08, compared to 43% in Q3-07. The Company had 70 employees at September 30, 2008 and 2007.

As a result of the negative effects of nonperforming assets described above, the Company’s efficiency ratio, which is a measure of its ability to control expenses as a percentage of its revenues, increased to 39% in Q3-08 from 24% in Q3-07. Return on average assets and equity decreased to 0.48% and 5.69% in Q3-08, from 0.95% and 10.96% in Q3-07, respectively.

Net earnings for 9mths-08 as compared to 9mths-07 decreased by $8.8 million due to a $3.7 million decrease in net interest and dividend income, a $5.4 million increase in the provision for loan losses, a $3.9 million increase in noninterest expenses and $2.7 million decrease in noninterest income, partially offset by a $6.9 million decrease in the provision for income tax expense.

Total assets at September 30, 2008 increased to $2.2 billion, from $2.0 billion at December 31, 2007, primarily reflecting growth in the loan portfolio and a higher level of security investments.

Total loans, net of unearned fees, increased to $1.69 billion at September 30, 2008, from $1.61 billion at December 31, 2007. The increase was due to $327 million of new originations secured by commercial and multi-family real estate exceeding the aggregate of: $221 million of principal repayments; $25 million of loans transferred to foreclosed real estate; and $4.3 million of loan chargeoffs. Nearly all of the new loans have fixed-rates with a weighted-average yield and term of 6.34% and 5.3 years, respectively. New loans totaled $101 million for Q3-08 and $327 million for 9mths-08, compared to $157 million for Q3-07 and $467 million for 9mths-07. Principal repayments totaled $111 million for Q3-08 and $221 million for 9mths-08, compared to $147 million for Q3-07 and $329 million for 9mths-07.

Total nonperforming assets at September 30, 2008 amounted to $107.9 million, or 4.95% of total assets, compared to $126.4 million, or 5.72%, at June 30, 2008 and $90.8 million, or 4.49%, at December 31, 2007. At September 30, 2008, nonperforming assets were comprised of $82.8 million of nonaccrual loans, or 19 loans, and $25.1 million of real estate acquired through foreclosure, or 4 properties. During Q3-08, a total of $24.6 million (outstanding principal) of nonaccrual loans were satisfied through sales of collateral properties and a $10.9 million loan was restored to accrual status. In Q3-08, loan charge offs amounted to $4.3 million and new nonaccrual loans totaled $21.4 million. At September 30, 2008 and in accordance with SFAS No. 114, a specific valuation allowance in the aggregate amount of $5.4 million (included as part of the overall allowance for loan losses) was maintained on nonaccrual loans, which are considered impaired. Bankruptcy filings by borrowers continue to delay the Company’s ability to complete foreclosure or other proceedings to acquire and sell the collateral properties. Timing of the resolution/disposition of nonperforming assets cannot be predicted with certainty. There can be no assurance that the Company will not incur additional loan loss provisions, additional loan charge offs or additional significant expenses in connection with the ultimate collection of nonaccrual loans or in carrying and disposing of properties acquired through foreclosure. Although the Company has never originated or acquired subprime loans nor invested in securities collateralized by subprime loans, the current world financial crisis has affected the Company indirectly through reductions in overall real estate values, reduced home sales and construction, and a weakening of the overall economy, particularly in the State of Florida. The Company does not own or originate construction/development loans.

The total allowance for loan losses was $25.8 million at September 30, 2008, compared to $26.6 million at June 30, 2008 and $21.6 million at December 31, 2007. The allowance represented 1.53% of total loans (net of deferred fees) outstanding at September 30, 2008, 1.54% at June 30, 2008 and 1.34% at December 31, 2007. The increase in the allowance from December 31, 2007 was due to provisions totaling $8.5 million, of which $7.5 million was attributable to credit downgrades on various loans and lower real estate values, and $1.0 million due to net loan growth of $76.4 million from December 31, 2007, partially offset by loan charge offs of $4.3 million.

Total securities held to maturity at September 30, 2008 increased to $411 million, from $344 million at December 31, 2007. The portfolio had a weighted-average remaining contractual maturity and a yield of 4.6 years and 4.21%, respectively, at September 30, 2008.

Total deposits at September 30, 2008 increased to $1.73 billion, from $1.66 billion at December 31, 2007, reflecting an increase in money market accounts. Total borrowed funds and related interest payable at September 30, 2008 increased to $211 million, from $136 million at December 31, 2007, reflecting a $95 million increase in short-term FHLBNY advances, partially offset by the early repayment of $21 million of higher rate subordinated debentures.

Total stockholders’ equity at September 30, 2008 increased to $186.2 million, from $179.5 million at December 31, 2007 due to: $6.8 million from net earnings; $1.8 million from the issuance of 195,000 shares of Class B common stock upon the exercise of outstanding Class B warrants in January; and $0.2 million from stock-based compensation; partially offset by a $2.1 million cash dividend paid in June.

Intervest Bancshares Corporation is a financial holding company. Its operating subsidiaries are: Intervest National Bank, a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida; and Intervest Mortgage Corporation, a mortgage investment company. Intervest National Bank maintains capital ratios in excess of the regulatory requirements to be designated as a well-capitalized institution. Intervest Bancshares Corporation’s Class A Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This press release may contain forward-looking information. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may affect the Company’s actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in general economic conditions and real estate values in the Company’s market areas; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans and deposits; and competition. Reference is made to the Company’s filings with the SEC for further discussion of risks and uncertainties regarding the Company’s business. Historical results are not necessarily indicative of the future prospects of the Company.

Contact: Lowell S. Dansker, Chairman, Intervest Bancshares Corporation

One Rockefeller Plaza (Suite 400), New York, New York 10020-2002, Phone 212-218-2800 Fax 212-218-2808

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

	Quarter Ended September 30,		Nine-Months Ended September 30,
(Dollars in thousands, except per share amounts)	2008	2007	2008	2007
Selected Operating Data:
Interest and dividend income	$33,508	$32,384	$97,072	$99,731
Interest expense	22,424	22,834	68,069	67,018

Net interest and dividend income	11,084	9,550	29,003	32,713
Provision for loan losses	3,446	1,523	8,462	3,092

Net interest and dividend income after provision for loan losses	7,638	8,027	20,541	29,621
Noninterest income	2,318	3,677	4,400	7,121
Noninterest expenses	5,276	3,216	12,991	9,102

Earnings before income taxes	4,680	8,488	11,950	27,640
Provision for income taxes	2,054	3,647	5,182	12,079

Net earnings	$2,626	$4,841	$6,768	$15,561

Basic earnings per share	$0.32	$0.59	$0.82	$1.87
Diluted earnings per share	$0.32	$0.58	$0.82	$1.83
Cash dividends paid per share	$—	$—	$0.25	$0.25
Adjusted net earnings for diluted earnings per share (1)	$2,626	$4,841	$6,768	$15,605
Weighted-average common shares and common equivalent shares outstanding for computing:
Basic earnings per share	8,270,812	8,232,899	8,255,155	8,340,234
Diluted earnings per share (2)	8,270,812	8,314,099	8,257,204	8,511,381
Common shares outstanding at end of period	8,270,812	8,148,151	8,270,812	8,148,151
Common stock options/warrants outstanding at end of period	132,040	195,000	132,040	195,000

Yield on interest-earning assets	6.16%	6.36%	6.08%	6.65%
Cost of funds	4.57%	5.00%	4.73%	4.98%
Net interest margin (3)	2.04%	1.88%	1.82%	2.18%

Return on average assets (annualized)	0.48%	0.95%	0.42%	1.02%
Return on average equity (annualized)	5.69%	10.96%	4.92%	11.83%
Effective income tax rate	43.89%	42.97%	43.36%	43.70%
Efficiency ratio (4)	39%	24%	39%	23%

Total average loans outstanding	$1,720,596	$1,629,037	$1,689,846	$1,590,114
Total average securities outstanding	$437,463	$378,495	$422,457	$397,908
Total average short-term investments outstanding	$5,642	$12,408	$20,961	$17,734
Total average interest-earning assets outstanding	$2,163,701	$2,019,940	$2,133,264	$2,005,756
Total average assets outstanding	$2,188,594	$2,039,384	$2,154,650	$2,024,935

Total average interest-bearing deposits outstanding	$1,775,307	$1,637,611	$1,766,829	$1,636,582
Total average borrowings outstanding	$177,270	$173,673	$154,456	$163,507
Total average interest-bearing liabilities outstanding	$1,952,577	$1,811,284	$1,921,285	$1,800,089
Total average stockholders’ equity	$184,496	$176,732	$183,561	$175,435

	At Sep 30, 2008	At Jun 30, 2008	At Mar 31, 2008	At Dec 31, 2007	At Sep 30, 2007
Selected Financial Condition Information:
Total assets	$2,180,746	$2,207,170	$2,165,017	$2,021,392	$2,033,662
Total cash and short-term investments	$21,969	$16,726	$47,229	$33,086	$24,081
Total securities held to maturity	$410,844	$430,934	$406,727	$344,105	$347,001
Total FRB and FHLB stock	$10,912	$8,428	$7,368	$6,351	$6,351
Total loans, net of unearned fees	$1,691,851	$1,723,213	$1,677,119	$1,614,032	$1,628,387
Total deposits	$1,734,820	$1,809,683	$1,781,188	$1,659,174	$1,673,443
Total borrowed funds and accrued interest payable	$210,551	$168,063	$159,189	$136,434	$136,247
Total stockholders’ equity	$186,230	$183,549	$183,703	$179,561	$177,182
Total allowance for loan losses	$25,828	$26,609	$23,856	$21,593	$20,925
Total loan chargeoffs	$4,227	$—	$—	$—	$—
Total loans ninety days past due and still accruing	$—	$3,051	$837	$11,853	$—
Total nonaccrual loans	$82,759	$119,078	$97,692	$90,756	$74,526
Total foreclosed real estate	$25,099	$7,272	$4,022	$—	$975
Book value per common share	$22.52	$22.19	$22.21	$22.23	$21.75
Allowance for loan losses/net loans	1.53%	1.54%	1.42%	1.34%	1.29%

(1)	Represents net earnings plus interest expense on dilutive convertible debentures, net of taxes, that would not occur if the convertible debentures were assumed to be converted during the period they were outstanding for purposes of computing diluted earnings per share.
(2)	Diluted EPS includes shares that would be outstanding if dilutive common stock options/warrants and convertible debentures were assumed to be exercised/converted during the period. All outstanding options/warrants were considered for the EPS computations, except for 132,040 options, which were not dilutive because the exercise price was above the average market price of the Class A common stock during the 2008 periods.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.31% and 2.51% for the quarters ended September 30, 2008 and 2007, respectively, and 1.95% and 2.57% for the nine-months ended September 30, 2008 and 2007, respectively.
(4)	Represents noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Nine-Months Ended Sep 30, 2008	Year Ended Dec 31, 2007	Year Ended Dec 31, 2006	Year Ended Dec 31, 2005	Year Ended Dec 31, 2004
Balance Sheet Highlights:
Total assets	$2,180,746	$2,021,392	$1,971,753	$1,706,423	$1,316,751
Asset growth rate	8%	3%	16%	30%	44%
Total loans, net of unearned fees	$1,691,851	$1,614,032	$1,490,653	$1,367,986	$1,015,396
Loan growth rate	5%	8%	9%	35%	51%
Total deposits	$1,734,820	$1,659,174	$1,588,534	$1,375,330	$993,872
Deposit growth rate	5%	4%	16%	38%	47%
Loans/deposits (Intervest National Bank)	89%	88%	84%	88%	86%
Borrowed funds and accrued interest payable	$210,551	$136,434	$172,909	$155,725	$202,682
Stockholders’ equity	$186,230	$179,561	$170,046	$136,178	$90,094
Common shares outstanding (1)	8,270,812	8,075,812	8,371,595	7,823,058	6,271,433
Common book value per share	$22.52	$22.23	$20.31	$17.41	$14.37
Market price per common share	$7.63	$17.22	$34.41	$24.04	$19.74

Asset Quality Highlights
Nonaccrual loans	$82,759	$90,756	$3,274	$750	$4,607
Loans ninety days past due and still accruing	$—	$11,853	$—	$2,649	$—
Foreclosed real estate	$25,099	$—	$—	$—	$—
Allowance for loan losses	$25,828	$21,593	$17,833	$15,181	$11,106
Loan recoveries	$—	$—	$—	$—	$—
Loan chargeoffs	$4,227	$—	$—	$—	$—
Allowance for loan losses / net loans	1.53%	1.34%	1.20%	1.11%	1.09%

Statement of Operations Highlights:
Interest and dividend income	$97,072	$131,916	$128,605	$97,881	$66,549
Interest expense	68,069	89,653	78,297	57,447	38,683

Net interest and dividend income	29,003	42,263	50,308	40,434	27,866
Provision for loan losses	8,462	3,760	2,652	4,075	4,526
Noninterest income	4,400	8,825	6,855	6,594	5,140
Noninterest expenses	12,991	12,876	13,027	10,703	8,251

Earnings before income taxes	11,950	34,452	41,484	32,250	20,229
Provision for income taxes	5,182	15,012	17,953	14,066	8,776

Net earnings	$6,768	$19,440	$23,531	$18,184	$11,453

Basic earnings per share	$0.82	$2.35	$2.98	$2.65	$1.89
Diluted earnings per share	$0.82	$2.31	$2.82	$2.47	$1.71
Adjusted net earnings used to calculate diluted earnings per share	$6,768	$19,484	$23,679	$18,399	$11,707
Average common shares used to calculate:
Basic earnings per share	8,255,155	8,275,539	7,893,489	6,861,887	6,068,755
Diluted earnings per share	8,257,204	8,422,017	8,401,379	7,449,658	6,826,176
Net interest margin (2)	1.82%	2.11%	2.75%	2.70%	2.52%
Return on average assets	0.42%	0.96%	1.28%	1.20%	1.02%
Return on average equity	4.92%	11.05%	15.82%	16.91%	14.14%
Effective income tax rate	43.36%	43.57%	43.28%	43.62%	43.38%
Efficiency ratio (3)	39%	25%	23%	23%	25%
Full-service banking offices	7	7	7	6	6

(1)	The increase in shares in 2008 is comprised of 195,000 shares from the exercise of Class B common stock warrants.

The decrease in shares in 2007 is comprised of 404,339 shares of Class A common stock repurchased, partially offset by the issuance of 108,556 shares of Class a common stock from the conversion of convertible debentures.

The increase in shares in 2006 is comprised of 501,465 shares from the exercise of Class A common stock warrants and 47,072 shares from the conversion of convertible debentures into Class A common stock.

The increase in shares in 2005 is comprised of 1,436,468 shares from a public offering of Class A common stock and 115,157 shares from the conversion of convertible debentures into Class A common stock.

The increase in shares in 2004 is comprised of 42,510 shares from the exercise of Class A common stock warrants and 240,546 shares from the conversion of convertible debentures into Class A common stock.

(2)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 1.95% for the nine-months ended September 30, 2008, 2.57% for 2007, 3.11% for 2006, 2.94% for 2005 and 2.93% for 2004.
(3)	Represents noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income. Noninterest expenses for 2006 included a one-time charge of $1.5 million.